UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material Pursuant to §240.14a-12

JETBLUE AIRWAYS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JETBLUE AIRWAYS CORPORATION
27-01 Queens Plaza North
Long Island City, New York 11101

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT, DATED APRIL 7, 2022 FOR THE 2022
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2022

This proxy statement supplement, dated April 12, 2022 (the “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) of JetBlue Airways Corporation, which we filed with the Securities and Exchange Commission on April 7, 2022, relating to our annual meeting of stockholders to be held on May 19, 2022.

We are providing this Supplement solely to correct certain inadvertent typographical errors in Proposal 4, which is a stockholder proposal.

The corrections insert “10%” in the first and last sentence of Proposal 4 to make clear Proposal 4 seeks to reduce the threshold for the right of stockholders to request that the Company call a special meeting to 10% and changes the heading of Proposal 4. The corrections are marked below, with new text in bold and underline and deleted text in bold and strikethrough.

We have made no other changes to the Proxy Statement nor have we changed or added to the matters to be considered by our stockholders at the annual meeting, and this Supplement does not change our Board’s recommendations with respect to Proposal 4 or any of the other proposals described in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change your prior vote on any proposal. If you would like to change your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so. Capitalized terms used but not otherwise defined in this Supplement have the meanings assigned to those terms in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the “proxy statement” are to the Proxy Statement as supplemented hereby. The form of proxy card included in our definitive proxy materials remains valid, and no new proxy cards are being distributed.

Your vote is important to us.

JetBlue Airways Corporation

PROPOSAL 4

STOCKHOLDER PROPOSAL

The Company has been advised that John Chevedden, 2215 Nelson Avenue, No. 205 Redondo Beach, CA 90278, who advises that he holds at least 100 shares of stock in the Company, intends to submit the following proposal at the 2022 annual meeting.

If the following proposal is properly presented at the 2022 annual meeting, the Board unanimously recommends a vote AGAINST the proposal.

Proposal 4 - Special Shareholder ~~Stockholder~~ Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

It is important for a reasonable 10% of shares to have the right to call for a special shareholder meeting to help make up for our useless right to act by written consent. It is worse to have no right at all than to find that the right that is technically on the JetBlue books is useless.

JetBlue shareholders gave 61% support for a real shareholder right to act by written consent in 2019 and management in return “gave” JetBlue shareholders a useless right to act by written consent.

Why would any group of shareholders, who own 25% of our company, find it attractive to do so little as to obtain a written consent date on a calendar from management when the owners of a smaller group of 20% of JBLU shares can compel management to hold a special shareholder meeting?

To initiate written consent at JetBlue, 25% of shares now must petition management for the baby step of obtaining a record date.

Once a record date is obtained then shareholders are on a tight schedule to obtain the consent of 51% of shares outstanding which is equal to 60% of the shares that vote at the annual meeting. It would be hopeless to expect that shares that do not have time to vote would have the time to go through the special steps to act by written consent.

This turns into giving JetBlue shareholders a classic Catch-22 dilemma. In order to get a record date, 25% of shares must surrender their contact information to management. Thus it is easier than shooting fish in a barrel for JetBlue management, with free access to the corporate war chest and professional proxy solicitors, to pester the 25% of shares with messages and telephone calls to change their mind and revoke their support for acting by written consent.

Thus while the base of 25% of shares in favor of acting by written consent is easily venerable [sic] to management attack with deep pockets company money, these shareholders have the formidable task of doubling their number to 51% of shares (which equals 60% of the shares that vote at the annual meeting) in a limited time period with money out of their own pockets.

We need a right for 10% of shares to call for a special shareholder meeting to help make up for our useless right to act by written consent.

Please vote yes:

Proposal 4 — Special Shareholder Meeting Improvement